EXHIBIT 2.1















                       AGREEMENT AND PLAN OF MERGER

                              by and between

                        HUDSON RIVER BANCORP, INC.

                    HUDSON RIVER BANK & TRUST COMPANY

                                   and

                           COHOES BANCORP, INC.




                          Dated November 24, 2000



                             TABLE OF CONTENTS


                                ARTICLE I
                 DEFINITIONS AND RULES OF INTERPRETATION

1.1 Definitions. . . . . . . . . . . . . . . . . . . . . . . .-2-
1.2 Rules of Interpretation. . . . . . . . . . . . . . . . . -10-

                                ARTICLE II
                              PLAN OF MERGER

2.1 The Merger . . . . . . . . . . . . . . . . . . . . . . . -11-
2.2 Surviving Corporation. . . . . . . . . . . . . . . . . . -11-
2.3 Conversion of Cohoes Common Stock. . . . . . . . . . . . -12-
2.4 Dissenting Shares/Cohoes-Owned Shares. . . . . . . . . . -12-
2.5 Shareholders Rights, Stock Transfers . . . . . . . . . . -13-
2.6 Exchange Procedures. . . . . . . . . . . . . . . . . . . -13-
2.7 Cohoes Options/Cohoes Restricted Shares. . . . . . . . . -15-
2.8 Closing. . . . . . . . . . . . . . . . . . . . . . . . . -18-

                               ARTICLE III
               UNQUALIFIED REPRESENTATIONS AND WARRANTIES
                                OF COHOES

3.1 Capital Structure. . . . . . . . . . . . . . . . . . . . -18-
3.2 Registrations. . . . . . . . . . . . . . . . . . . . . . -19-
3.3 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . -19-
3.4 This Agreement . . . . . . . . . . . . . . . . . . . . . -19-
3.5 Financial Statements; No Adverse Change. . . . . . . . . -20-
3.6 Fairness Opinion . . . . . . . . . . . . . . . . . . . . -20-
3.7 Interim Events . . . . . . . . . . . . . . . . . . . . . -20-
3.8 Regulatory Reports . . . . . . . . . . . . . . . . . . . -21-
3.9 Governmental Approvals . . . . . . . . . . . . . . . . . -21-
3.10 No Broker's or Finder's Fees. . . . . . . . . . . . . . -21-
3.11 Equity Holdings . . . . . . . . . . . . . . . . . . . . -22-
3.12 Certain Agreements. . . . . . . . . . . . . . . . . . . -22-
3.13 No Impediments. . . . . . . . . . . . . . . . . . . . . -23-
3.14 Cohoes Officer Severance Plan . . . . . . . . . . . . . -23-
3.15 Proxy Statement Information . . . . . . . . . . . . . . -23-
3.16 Cohoes Restoration Plan . . . . . . . . . . . . . . . . -23-
3.17 Registration Obligations. . . . . . . . . . . . . . . . -24-

                               ARTICLE IV
                QUALIFIED REPRESENTATIONS AND WARRANTIES
                                OF COHOES

4.1 Organization and Good Standing . . . . . . . . . . . . . -24-
4.2 Compliance with Law. . . . . . . . . . . . . . . . . . . -24-
4.3 No Violations. . . . . . . . . . . . . . . . . . . . . . -25-
4.4 Litigation and Other Proceedings . . . . . . . . . . . . -25-
4.5 Environmental Matters. . . . . . . . . . . . . . . . . . -25-
4.6 Insurance. . . . . . . . . . . . . . . . . . . . . . . . -26-
4.7 Labor. . . . . . . . . . . . . . . . . . . . . . . . . . -26-
4.8 Indemnification. . . . . . . . . . . . . . . . . . . . . -27-
4.9 Loan Portfolio . . . . . . . . . . . . . . . . . . . . . -27-
4.10 Investment Portfolio. . . . . . . . . . . . . . . . . . -27-
4.11 Defaults. . . . . . . . . . . . . . . . . . . . . . . . -27-
4.12 Real Estate Loans and Investments . . . . . . . . . . . -28-
4.13 Employee Benefit Plans. . . . . . . . . . . . . . . . . -28-
4.14 Liquidation Account . . . . . . . . . . . . . . . . . . -31-
4.15 Tax Matters . . . . . . . . . . . . . . . . . . . . . . -31-
4.16 Derivatives Contracts . . . . . . . . . . . . . . . . . -32-
4.17 Properties. . . . . . . . . . . . . . . . . . . . . . . -32-
4.18 Material Interests of Certain Persons . . . . . . . . . -33-
4.19 Disclosures . . . . . . . . . . . . . . . . . . . . . . -34-

                                ARTICLE V
                      REPRESENTATIONS AND WARRANTIES
                        OF HUDSON AND HUDSON BANK

5.1 Organization and Good Standing . . . . . . . . . . . . . -34-
5.2 Registrations. . . . . . . . . . . . . . . . . . . . . . -34-
5.3 This Agreement . . . . . . . . . . . . . . . . . . . . . -34-
5.4 Financial Statements . . . . . . . . . . . . . . . . . . -35-
5.5 Fairness Opinion . . . . . . . . . . . . . . . . . . . . -35-
5.6 Regulatory Reports . . . . . . . . . . . . . . . . . . . -35-
5.7 Governmental Approvals . . . . . . . . . . . . . . . . . -35-
5.8 No Impediments . . . . . . . . . . . . . . . . . . . . . -36-
5.9 Proxy Statement Information. . . . . . . . . . . . . . . -36-
5.10 Financial Ability . . . . . . . . . . . . . . . . . . . -36-

                                ARTICLE VI
                         COVENANTS AND AGREEMENTS

6.1 Reasonable Best Efforts. . . . . . . . . . . . . . . . . -37-
6.2 Shareholders Meeting . . . . . . . . . . . . . . . . . . -37-
6.3 Regulatory Matters . . . . . . . . . . . . . . . . . . . -37-

6.4 Investigation and Confidentiality. . . . . . . . . . . . -39-
6.5 Press Releases . . . . . . . . . . . . . . . . . . . . . -40-
6.6 Business of the Parties. . . . . . . . . . . . . . . . . -40-
6.7 Certain Actions. . . . . . . . . . . . . . . . . . . . . -45-
6.8 Current Information. . . . . . . . . . . . . . . . . . . -47-
6.9 Indemnification. . . . . . . . . . . . . . . . . . . . . -47-
6.10 Environmental Reports . . . . . . . . . . . . . . . . . -50-
6.11 Employees and Employee Benefit Plans. . . . . . . . . . -50-
6.12 Litigation Matters. . . . . . . . . . . . . . . . . . . -54-
6.13 Conforming Entries. . . . . . . . . . . . . . . . . . . -54-
6.14 Systems Integration . . . . . . . . . . . . . . . . . . -56-
6.15 Disclosure Supplements. . . . . . . . . . . . . . . . . -56-
6.16 Failure to Fulfill Conditions . . . . . . . . . . . . . -56-
6.17 Proxy Solicitor . . . . . . . . . . . . . . . . . . . . -56-
6.18 Previous Transaction Stock Option Agreements
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -57-
6.19 Organization of Merger Sub. . . . . . . . . . . . . . . -57-
6.20 Liquidated Damages. . . . . . . . . . . . . . . . . . . -57-

                               ARTICLE VII
                           CONDITIONS PRECEDENT

7.1 Conditions Precedent - the Parties . . . . . . . . . . . -58-
7.2 Conditions Precedent - Cohoes. . . . . . . . . . . . . . -59-
7.3 Conditions Precedent - Hudson. . . . . . . . . . . . . . -60-

                               ARTICLE VIII
                      TERMINATION, WAIVER, AMENDMENT
                         AND SPECIFIC PERFORMANCE

8.1 Termination. . . . . . . . . . . . . . . . . . . . . . . -61-
8.2 Effect of Termination. . . . . . . . . . . . . . . . . . -62-
8.3 Survival of Representations, Warranties and Covenants. . -62-
8.4 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . -62-
8.5 Amendment or Supplement. . . . . . . . . . . . . . . . . -63-
8.6 Specific Performance . . . . . . . . . . . . . . . . . . -63-

                                ARTICLE IX
                              MISCELLANEOUS

9.1 Expenses . . . . . . . . . . . . . . . . . . . . . . . . -64-
9.2 Entire Agreement . . . . . . . . . . . . . . . . . . . . -64-
9.3 No Assignment. . . . . . . . . . . . . . . . . . . . . . -64-
9.4 Notices. . . . . . . . . . . . . . . . . . . . . . . . . -65-
9.5 Counterparts . . . . . . . . . . . . . . . . . . . . . . -65-
9.6 Governing Law. . . . . . . . . . . . . . . . . . . . . . -66-

9.7 Severability . . . . . . . . . . . . . . . . . . . . . . -66-
9.8 Standard of Breach . . . . . . . . . . . . . . . . . . . -66-
9.9 Alternative Structure. . . . . . . . . . . . . . . . . . -66-





                                 EXHIBITS

     EXHIBIT A - Cohoes Savings Bank General Severance Plan
     EXHIBIT B - Voting Agreement

                       AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of November 24, 2000, by and between Hudson, Hudson Bank and Cohoes.

     WHEREAS, the Boards of the Parties deem it advisable and in the best interests of the respective companies and their shareholders to consummate the Transactions consisting of: (a) the Merger pursuant to which Merger Sub shall be merged into Cohoes and in connection therewith each share of Cohoes Common Stock outstanding immediately prior to Effective Time (excluding Dissenting Shares and Cohoes-Owned Shares) shall be canceled in exchange for the right to receive the Merger Consideration, (b) the Liquidation pursuant to which Cohoes shall be liquidated and dissolved by transferring all of its assets and liabilities to Hudson Bank, and (c) the Bank Merger pursuant to which Cohoes Bank shall merge into Hudson Bank;

     WHEREAS, the Board of Directors of the Parties have approved and adopted this Agreement and the Merger;

     WHEREAS, Hudson and Cohoes have mutually agreed to terminate the Cohoes Stock Option Agreement as of the date hereof;

     WHEREAS, as a material inducement for Hudson and Hudson Bank to enter into this Agreement, the executive officers, directors and emeritus director of Cohoes have entered into the Voting Agreement pursuant to which they have agreed to vote all of the shares of Cohoes Common Stock owned, controlled or for which they possess voting power in favor of the Merger and the adoption of this Agreement; and

     WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Transactions.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties do agree as follows:

                                ARTICLE I
                 DEFINITIONS AND RULES OF INTERPRETATION

     The following meanings shall apply for purposes of this Agreement.

1.1 Definitions
---------------

     "Agreement" means this Agreement and Plan of Merger.

     "Alternative Proposal" shall mean any bona fide written proposal by any person other than Hudson and Hudson Bank to engage in a merger, consolidation, purchase or lease of substantially all assets, purchase of securities representing more than 20% of the voting power, or any similar transaction, involving Cohoes or Cohoes Bank.

     "Bank Merger" means the merger of Cohoes Bank into Hudson Bank.

     "Bank Merger Effective Time" means the time the Plan of Merger is filed in the Office of the Superintendent by the Superintendent.

     "Board" means the Board of Directors of an entity, or any committee duly authorized to act on behalf of the Board of Directors of such entity with respect to the relevant matter.

     "Cause" means termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

     "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Cohoes Common Stock.

     "Certificate of Merger" means the certificate of merger to be executed and filed by Merger Sub and Cohoes with the Secretary of State of the State of Delaware pursuant to the DGCL to make the Merger effective.

     "Claim"  has the meaning attributed to it in Section 6.9(a).

     "Closing" means the closing of the Transactions.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Cohoes" means Cohoes Bancorp, Inc., a Delaware corporation.

     "Cohoes Bank" means Cohoes Savings Bank, a New York chartered savings bank.

     "Cohoes ESOP" means the Cohoes Employee Stock Ownership Plan and Trust Agreement, as in effect as of the date hereof.

     "Cohoes 401(k) Plan" means the Cohoes Savings Bank 401(k) Retirement Savings Plan and Trust Agreement in RSI Retirement Trust as in effect on the date hereof.

     "Cohoes General Severance Plan" means the Cohoes Savings Bank General Severance Plan (for non-officer employees) as adopted on the date hereof in the form of EXHIBIT A hereto.

     "Cohoes Officer Severance Plan" means the Cohoes Savings Bank Employee Severance Compensation Plan as in effect on the date hereof.

     "Cohoes Option Plan" means the Cohoes 1999 Stock Option and Incentive Plan as the same may be amended pursuant to the Previously Disclosed amendments at the 2000 annual meeting of shareholders of Cohoes.

     "Cohoes Options" means options to purchase shares of Cohoes Common Stock granted under the Cohoes Option Plan.

     "Cohoes-Owned Shares" means any shares of Cohoes' Common Stock which are owned beneficially or of record by any Party or any Subsidiary of a Party immediately prior to the Effective Time, other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted.

     "Cohoes Recognition Plan" means the Cohoes 1999 Recognition and
Retention Plan as the same may be amended pursuant to the Previously Disclosed amendments at the 2000 annual meeting of shareholders of Cohoes.

     "Cohoes Restoration Plan" means the Benefit Restoration Plan of Cohoes as in effect on the date hereof.

     "Cohoes Restricted Shares" means shares of Cohoes Common Stock awarded under the Cohoes Recognition Plan which are subject to restriction.

     "Cohoes Special Bonus" means the special bonus to be paid by Cohoes Savings Bank immediately prior to the Effective Time to each holder of an unvested Cohoes Option who (a) is an employee or director of Cohoes Savings Bank immediately prior to the Effective Time but specifically excluding Messrs. Robinson, Ahl and Picchi and (b) timely executes and delivers to Hudson cancellation agreements with respect to his or her Substitute Option and Substitute Restricted Shares.

     "Cohoes Stock Option Agreement" means that certain Stock Option Agreement between Cohoes, as issuer, and Hudson, as grantee, dated April 25, 2000, as amended.

     "Common Stock" means the common stock of any entity which has only one authorized class of common stock.

     "CRA" means the Community Reinvestment Act.

     "Delivered" means provided by a Party or any of its Subsidiaries to the other Party or Parties.

     "DGCL" means the Delaware General Corporation Law.

     "Dissenting Shares" means any shares of Cohoes Common Stock whose holder becomes entitled to fair value of such shares under the DGCL.

     "DOL" means the U.S. Department of Labor.

     "Effective Time" means the time that the Merger becomes effective under the DGCL.

     "Employee Plans" means all stock option, restricted stock, employee stock purchase and stock bonus plans, pension, profit- sharing and retirement plans, deferred compensation, consultant, bonus and group insurance agreements and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors or employees of Cohoes or any of its Subsidiaries, whether written or oral.

     "Encumbrance" means any lien, claim, charge, restriction, security interest, rights of third parties, or encumbrance.

     "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq; and all comparable state and local laws, and (y) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 4.13(f).

     "ERISA Affiliate Plan" has the meaning set forth in Section 4.13(f).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means an exchange agent designated by Hudson or Hudson Bank and reasonably acceptable to Cohoes.

     "Exchange Ratio" means a number equal to the quotient of $19.50 and the average closing sale price of a share of Hudson Common Stock as reported on the Nasdaq Stock Market, or any other nationally recognized stock exchange, on the most recent trading day prior to the day that the Effective Time occurs.

     "FDIA" means the Federal Deposit Insurance Act, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

     "FHLB" means the Federal Home Loan Bank of New York.

     "Financial Advisor" means Keefe, Bruyette & Woods, Inc. with respect to Cohoes, and Sandler O'Neill & Partners, L.P. with respect to Hudson and Hudson Bank.

     "Financial Statements" means both the Annual Financial Statements and Interim Financial Statements of Cohoes or Hudson, whichever is applicable.

               (a) "Financial Reports" means the consolidated balance sheets, consolidated statements of income and statements of changes in shareholders' equity and cash flows, including any related notes and schedules.

               (b) "Annual Financial Statements" means all the Financial Reports filed by Cohoes or Hudson, whichever is applicable, in its most recent annual report under the Securities Laws.

               (c) "Interim Financial Statements" means the Financial Reports filed by Cohoes or Hudson, whichever is applicable, in all of its quarterly reports under the Securities Laws since the filing of its most recent Annual Financial Statements.

     "GAAP" means generally accepted accounting principles applied consistently with prior practices.

     "Governmental Entity" means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "HOLA" means the Home Owners' Loan Act, as amended.

     "Hudson" means Hudson River Bancorp, Inc., a Delaware corporation.

     "Hudson Bank" means Hudson River Bank & Trust Company, a New York chartered savings bank.

     "Hudson Proposal" has the meaning set forth in Section 6.7(b).

     "Hudson Stock Option Agreement" means that certain Stock Option Agreement between Hudson, as issuer, and Cohoes, as grantee, dated April 25, 2000, as amended.

     "Indemnified Liabilities"  has the meaning attributed to it in Section
6.9(a).

     "Indemnified Parties " has the meaning attributed to it in Section
6.9(a).

     "Insider Loans" means loans from Cohoes or any of its Subsidiaries to any of its officers, directors or employees or any associate or related interest of any such person.

     "IRS" means the Internal Revenue Service or any successor thereto.

     "Knowledge Qualification" means to the best knowledge, after reasonable investigation, of the Party receiving the benefit of the qualification.

     "Liquidation" means the liquidation and dissolution of Cohoes pursuant to which all of the assets and liabilities of Cohoes shall be transferred to Hudson Bank.

     "Material Adverse Effect" means, (a) in the case of Cohoes, any effect that is material and adverse to the condition

(financial or otherwise), results of operations or business of Cohoes and Cohoes Bank, taken as a whole, or that materially impairs the ability of Cohoes or Cohoes Bank to consummate any of the Transactions, provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institution industries,
(ii) changes in GAAP that are generally applicable to the banking or savings institution industries, (iii) expenses incurred in connection with this Agreement and the Transactions, (iv) actions or omissions of Cohoes or Cohoes Bank taken with the prior informed written consent of Hudson or Hudson Bank in contemplation of the Transactions or (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions, including changes in the prevailing level of interest rates; and (b) in the case of Hudson Bank, any effect that materially impairs the ability of Hudson Bank to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of Hudson or Hudson Bank to consummate any of the Transactions.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Merger" means the merger of Merger Sub into Cohoes, with Cohoes being the surviving corporation.

     "Merger Consideration" means $19.50, without interest, for each share of Cohoes Common Stock that is outstanding immediately prior to the Effective Time (but excluding Dissenting Shares and Cohoes-Owned Shares).

     "Merger Sub" means a Delaware corporation to be formed and wholly owned by Hudson Bank as a transitory Subsidiary to effectuate the Merger.

     "OTS" means the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

     "Party" means Cohoes, Hudson, Hudson Bank or Merger Sub, after it becomes a party to this Agreement, whichever is applicable.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Plan of Bank Merger" means the plan of merger to be entered into by Cohoes Bank and Hudson Bank to effectuate the Bank Merger.

     "Pension Plan" has the meaning set forth in Section 4.13(c).

     "Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date hereof by Cohoes to Hudson or Hudson Bank specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

     "Previous Transaction Stock Option Agreements" means the Cohoes Stock Option Agreement and the Hudson Stock Option Agreement.

     "Proxy Statement" means the proxy statement, together with any supplements thereto, to be delivered to the holders of Cohoes Common Stock in connection with the solicitation of their adoption of this Agreement.

     "Regulatory Reports" means all reports, including Securities Documents, which a Party or any of its Subsidiaries is required to file with any banking or thrift Governmental Entity or the SEC.

     "Rights" means all warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended."

     "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

     "Subsidiary" when used with respect to any Party means any entity, whether incorporated or unincorporated, which is consolidated with such Party for financial reporting purposes.

     "Substitute Option" has the meaning set forth in Section 2.7(b).

     "Substitute Restricted Shares" has the meaning set forth in Section
2.7(c).

     "Superintendent" means the Superintendent of Banks of the State of New
York.

     "Superior Offer" has the meaning set forth in Section 6.7(d).

     "Thrift Regulations" means the banking laws of the State of New York, the FDIA, the HOLA and the rules and regulations promulgated thereunder.

     "Transactions" means the Merger, Liquidation and Bank Merger.

     "Voting Agreement" means that certain agreement entered into between Hudson and the executive officers, directors and emeritus directors of Cohoes on the date hereof in the form of EXHIBIT B hereto.

1.2 Rules of Interpretation
---------------------------

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All provisions of this Agreement are subject to applicable law and to the other terms and conditions of this Agreement. No provision of this Agreement shall be construed to require a party or its affiliate to take any action which would violate applicable law.

     The word "accurate" includes the concept "true and complete."

     The word "agreement" includes every sort of contract, commitment, or understanding, whether written or oral.

     The word "authority" includes the concept "all requisite power and authority."

     The word "authorized" includes the concepts "duly approved and authorized," "adopted," "advised," and any other similar term which may be required by law.

     All forms of the verb "include" includes the concept "without limitation."

     With respect to any securities, "outstanding" means "issued and outstanding."

                            ARTICLE II
                          PLAN OF MERGER

2.1 The Merger
--------------

     At the Effective Time, Merger Sub shall be merged into Cohoes. The separate corporate existence of Merger Sub shall cease, Cohoes shall be the surviving corporation, and Cohoes shall continue its corporate existence under the DGCL.

2.2 Surviving Corporation
-------------------------

               (a) The name of the surviving corporation shall be "Cohoes Bancorp, Inc.

               (b) The Certificate of Incorporation and Bylaws of Cohoes as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of Cohoes, as the surviving corporation, at and after the Effective Time, until thereafter altered, amended or repealed in accordance with Delaware law.

               (c) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of Cohoes, as the surviving corporation, at and after the Effective Time, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of

Incorporation and Bylaws of Cohoes, as the surviving corporation.

2.3 Conversion of Cohoes Common Stock
-------------------------------------

     At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of Common Stock of the Parties, the following shall occur:

               (a) each share of Cohoes Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive the Merger Consideration, except as provided in Section 2.4;

               (b) each share of Hudson Common Stock outstanding immediately prior to the Effective Time shall remain an outstanding share of Hudson Common Stock at and after the Effective Time; and

               (c) each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of Cohoes Common Stock.

2.4 Dissenting Shares/Cohoes-Owned Shares
-----------------------------------------

               (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the DGCL; provided, however, that if any holder of Dissenting Shares shall forfeit such right to payment, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration from Hudson Bank without interest. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the DGCL.

               (b) Cohoes shall give Hudson or Hudson Bank (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served upon or received by Cohoes pursuant to
     Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the DGCL. Cohoes shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Hudson or Hudson Bank, settle or offer to settle any such demands.

               (c) Any Cohoes-Owned Shares shall cease to exist at the Effective Time, the Certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into the Merger Consideration, and no cash or other consideration shall be issued or exchanged therefor.

2.5 Shareholders Rights, Stock Transfers
----------------------------------------

     At the Effective Time, holders of Certificates shall cease to be and shall have no rights as shareholders of Cohoes, other than such rights as they may have under the DGCL. After the Effective Time, there shall be no transfers on the stock transfer books of Cohoes of Certificates and if Certificates are presented for transfer after the Effective Time, they shall be delivered to the Exchange Agent or Hudson Bank for cancellation against delivery of the Merger Consideration. No interest shall be paid on the Merger Consideration.

2.6 Exchange Procedures
-----------------------

               (a) No later than five business days following the Effective Time, Hudson Bank shall cause the Exchange Agent to mail or make available to each holder of record any Certificate a notice and letter of transmittal disclosing the effectiveness of the Merger and the procedure for exchanging Certificates for the Merger Consideration.
     Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

               (b) At or prior to the Effective Time, or at such other time or times as the Exchange Agent may otherwise request, Hudson Bank shall deliver to the Exchange Agent for the benefit of the holders of Certificates (other than the holders of Dissenting Shares and Cohoes-Owned Shares) an amount of cash equal to the aggregate Merger Consideration for payment of the aggregate Merger Consideration to such holders of Certificates.

               (c) Each holder of any outstanding Certificate (other than holders of Dissenting Shares and Cohoes-Owned Shares) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as provided in Section 2.4, evidence ownership of only the right to receive the Merger Consideration without interest.

               (d) The Exchange Agent shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate as provided in this Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent or Hudson Bank. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (e) Any portion of the cash delivered to the Exchange Agent by Hudson Bank pursuant to Section 2.6(b) that remains unclaimed by the former shareholders of Cohoes for six months after the Effective Time shall be delivered by the Exchange Agent to Hudson Bank. Any shareholders of Cohoes who have not theretofore complied with Section 2.6(c) shall thereafter look only to Hudson Bank for the Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Hudson Bank (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any of the Parties shall be liable to any holder of Cohoes Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Hudson Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of Cohoes to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

               (f) The Exchange Agent or Hudson Bank shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or Hudson Bank, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

2.7 Cohoes Options/Cohoes Restricted Shares
-------------------------------------------

               (a) At the Effective Time, each Cohoes Option granted pursuant to the Cohoes Option Plan that is then vested, outstanding and unexercised shall be canceled, and in lieu thereof the holder of such Cohoes Option shall be paid in cash an amount equal to the product of
     (i) the number of shares of Cohoes Common Stock subject to such vested option at the Effective Time and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of such Cohoes
     Option, net of any cash which must be withheld under federal and state income and employment tax requirements.

               (b) At the Effective Time, each Cohoes Option granted pursuant to the Cohoes Option Plan that is then unvested and outstanding will be converted into an option (the

     "Substitute Option") to purchase shares of Hudson Common Stock under the same terms and provisions of the Cohoes Option Plan and the underlying stock option agreement by which the Cohoes Option is evidenced (including the vesting schedule), which plan and agreement shall be assumed by Hudson, except that the Substitute Option shall represent the right to purchase (when and to the extent it becomes exercisable and during the exercise period) a number of shares of Hudson Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Cohoes Common Stock subject to the Cohoes Option being converted and (ii) the Exchange Ratio. The exercise price for each share of Hudson Common Stock subject to the Substitute Option shall be adjusted by dividing the per share exercise price contained in the Cohoes Option by the Exchange Ratio (rounded to the nearest cent).

               (c) At the Effective Time, all of the Cohoes Restricted Shares of a holder awarded pursuant to the Cohoes Recognition Plan that are then outstanding will be converted into restricted shares of Hudson Common Stock (the "Substitute Restricted Shares") under the same terms and provisions of the Cohoes Recognition Plan and the underlying award agreement by which the Cohoes Restricted Shares are evidenced (including the vesting schedule), which plan and agreement shall be assumed by Hudson, except that the Substitute Restricted Shares shall represent a number of shares of Hudson Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of Cohoes Restricted
     Shares of the holder and (ii) the Exchange Ratio.

               (d) At least 25 days prior to the Effective Time, each holder of an unvested Cohoes Option will be offered the opportunity to enter into a cancellation agreement with Hudson with respect to the Substitute
     Option to be received by the holder pursuant to Section 2.7(b). The cancellation agreement shall provide that Hudson shall pay to the holder of the Substitute Option on the first business day following the day the Effective Time occurs, in cancellation of the Substitute Option of the holder, a cash amount, by check, equal to (i) the number of options to purchase shares of Hudson Common Stock that vest on July 2, 2001 multiplied by the quotient of $7.43750 and the Exchange Ratio (provided this subpart (i) shall only apply if the Effective Time occurs prior to July 2, 2001), plus (ii) the number of options to purchase shares of Hudson Common Stock that vest on July 2, 2002 multiplied by the quotient of $6.01707 and the Exchange Ratio, plus (iii) the number of options to purchase shares of Hudson Common Stock that vest on July 2, 2003 multiplied by the quotient of $4.63411 and the Exchange Ratio, plus (iv) the number of options to purchase shares of Hudson Common Stock that vest on July 2, 2004 multiplied by the quotient of $3.28596 and the Exchange Ratio, less any cash which must be withheld under applicable federal and state income and employment tax requirements. In order to accept the aforesaid offer, the holder of an unvested Cohoes Option must execute and deliver the cancellation agreement to Hudson no later than the 15th day after it is provided to the holder by Hudson, time being of the essence. Accordingly, Hudson shall not be obligated to abide by its offer herein to any holder of an unvested Cohoes Option who does not timely provide his or her executed cancellation agreement to Hudson.

               (e) At least 25 days prior to the Effective Time, each holder of Cohoes Restricted Shares will be offered the opportunity to enter into a cancellation agreement with Hudson with respect to the Substitute Restricted Shares to be received by the holder pursuant to Section
     2.7(c). The cancellation agreement shall provide that Hudson shall pay to the holder of the Substitute Restricted Shares on the first business day following the day the Effective Time occurs, in cancellation of the Substitute Restricted Shares of the holder, a cash amount, by check, equal to (i) the number of Substitute Restricted Shares that vest on July 2, 2001 multiplied by the quotient of $19.50 and the Exchange Ratio (provided this subpart (i) shall only apply if the Effective Time occurs prior to July 2, 2001), plus (ii) the number of Substitute Restricted Shares that vest on July 2, 2002 multiplied by the quotient of $15.77584 and the Exchange Ratio, plus (iii) the number of Substitute Restricted Shares that vest on July 2, 2003 multiplied by the quotient of $12.14993 and the Exchange Ratio, plus (iv) the number of Substitute Restricted Shares that vest on July 2, 2004 multiplied by the quotient of $8.61530 and the Exchange Ratio, plus (v) the amount of the accrued but unpaid cash dividends on the Cohoes Restricted Shares of the holder, less any cash which must be withheld under applicable federal and state income and employment tax requirements. In order to accept the aforesaid offer, the holder of Cohoes Restricted Shares must execute and deliver the cancellation agreement to Hudson no later than the 15th day after it is provided to the holder by Hudson, time being of the essence. Accordingly, Hudson shall not be obligated to abide by its offer herein to any holder of Cohoes Restricted Shares who does not timely provide his or her executed cancellation agreement to Hudson.

               (f) Notwithstanding the foregoing, each director and executive officer of Cohoes and Cohoes Bank will execute and deliver to Hudson within 15 business days of the date hereof (i) a cancellation agreement with respect to his or her Substitute Option and (ii) a cancellation agreement with respect to his or her Substitute Restricted Shares.

2.8 Closing
-----------

     Within 30 days following the satisfaction or waiver of all the conditions set forth in Article VII(other than the delivery of certificates, opinions and other instruments and documents to be furnished at Closing), the Closing shall take place on a date and at a time and place designated in writing by Hudson or Hudson Bank. The Parties shall use their best efforts to cause all of the Transactions to be completed on the Closing Date with the Merger and Liquidation occurring simultaneously and the Bank Merger occurring immediately thereafter.


                                ARTICLE III
               UNQUALIFIED REPRESENTATIONS AND WARRANTIES
                                 OF COHOES

     As of the date hereof, Cohoes represents and warrants to Hudson and Hudson Bank as follows:

3.1 Capital Structure
---------------------

               (a) Its authorized capital stock consist of 25,000,000 shares of Cohoes Common Stock of which 7,911,985 are outstanding (inclusive of Cohoes Restricted Shares) and 1,623,240 are held by it as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding or held as treasury shares of outstanding shares of Cohoes Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person.

               (b) Its outstanding Rights consist solely of Cohoes Options. There are outstanding (i) Rights to acquire 858,305 shares of Cohoes Common Stock and 275,262 Cohoes Restricted Shares. It has Previously Disclosed a schedule of its Rights and Cohoes Restricted Shares that includes the name of each optionee and holder of Restricted Shares, the number of options held by each optionee, the number of shares of Restricted Shares held by each holder thereof, the exercise price of each option and the vesting date of each option and each of the Restricted Shares.

3.2 Registrations
-----------------

     It is duly registered as a savings and loan holding company under the HOLA and is registered under the Exchange Act.

3.3 Subsidiaries
----------------

     It has Previously Disclosed a list of all its Subsidiaries. All outstanding shares or ownership interests of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries free and clear of any Encumbrance. There are no Rights authorized, issued or outstanding with respect to any of its Subsidiaries. All eligible accounts of Cohoes Bank are insured by the FDIC to the maximum extent permitted by law.

3.4 This Agreement
------------------

               (a) It has authority to enter into this Agreement, and any other documents and instruments that are to be executed by it in connection with the Transactions and, subject to any necessary approvals from Governmental Entities and/or its shareholders, to consummate the Transactions.

               (b) Its Board has authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions. It has properly executed and delivered this Agreement. Its obligations under this Agreement are valid and binding upon it, and this Agreement does not violate its Certificate of Incorporation, Bylaws, or any law, judgment or order of any Governmental Entity applicable to it.

               (c) No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation prohibits, restricts or subjects to any material condition its ability to perform its obligations under this Agreement.

3.5 Financial Statements; No Adverse Change
-------------------------------------------

     Its Financial Statements have been prepared in accordance with GAAP, fairly present its consolidated financial position, and contain adequate reserves for losses. Since the period covered by its most recent Annual Financial Statements prior to the date hereof, it and its Subsidiaries have conducted their businesses only in the ordinary course and, except as Previously Disclosed, it has not suffered a Material Adverse Effect. Except as disclosed in such Annual Financial Statements or as otherwise Previously Disclosed, no circumstances exist that could reasonably be expected to result in a Material Adverse Effect to it. It and its Subsidiaries have no liabilities, known or unknown, asserted or unasserted, absolute, contingent or otherwise, that are required under GAAP to be reflected in audited financial statements or the notes thereto which are not reflected in its Annual Financial Statements other than liabilities incurred in the ordinary course of business since such date.

3.6 Fairness Opinion
--------------------

     It has received an opinion from its Financial Advisor to the effect that Merger Consideration is fair, from a financial point of view, to its shareholders.

3.7 Interim Events
------------------

     Except as Previously Disclosed, since its most recent Interim Financial Statements neither it nor any of its Subsidiaries paid or declared any dividend (other than its regular quarterly cash dividend) or made any other distribution to shareholders or taken any action (other than loan originations) which if taken after the date hereof would require the prior written consent of Hudson or Hudson Bank hereunder.

3.8 Regulatory Reports
----------------------

     The Regulatory Reports filed by it and its Subsidiaries during the past three years, as filed or amended, complied with applicable requirements of law and, as of their respective dates or the dates as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.9 Governmental Approvals
--------------------------
     No approval of, or filing with, any Governmental Entity is required by it or any of its Subsidiaries for the consummation of the Transactions except for:

               (a) any filings or approvals under the Thrift Regulations;

               (b) the clearance of the Proxy Statement;

               (c) the filing of the Certificate of Merger;

               (d) the filing of the Plan of Bank Merger; and

               (e) any anti-trust filings or approvals.

     It is not aware of any reasons relating to it or any of its Subsidiaries why such consents and approvals should not be granted, free of any conditions or requirements which would be unduly burdensome to Hudson or Hudson Bank or which would materially reduce the value of the Transactions to Hudson.

3.10 No Broker's or Finder's Fees
---------------------------------

     No agent, broker, investment banker, person or firm acting on behalf of it or any of its Subsidiaries will be entitled to any fee or commission in connection with the Transactions, except for its Financial Advisor. It has Previously Disclosed the engagement letter that it entered into with its Financial Advisor which sets forth all of the fees and expenses to be paid to its Financial Advisor in connection with the Transactions.

3.11 Equity Holdings
--------------------

     Except as Previously Disclosed, neither it nor any of its Subsidiaries own more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations in any entity other than a Subsidiary.

3.12 Certain Agreements
-----------------------

     Except as Previously Disclosed or for agreements, arrangements, commitments and understandings which are not material in the aggregate, neither it nor any of its Subsidiaries is a party to, is bound or affected by, or receives or is obligated to pay benefits (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) under:

               (a) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money(other than in the case of deposits, FHLB advances and federal funds purchased) or the guarantee of any obligation;

               (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee;

               (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is or may become due to any present or former director, advisory director, officer or employee;

               (d) any agreement, arrangement or understanding pursuant to which any present or former director, advisory director, officer, employee or agent is entitled to indemnification;

               (e) any agreement, arrangement or understanding which limits its or any of its Subsidiaries freedom to compete in any line of business or with any person;

               (f) any agreement, arrangement or understanding which would be required to be filed as an exhibit to its Annual Report on Form 10-K under the Exchange Act and which has not been so filed;

               (g) any agreement pursuant to which loans have been sold, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon it or any of its Subsidiaries; or

               (h) any subservicing agreement.

3.13 No Impediments
-------------------

     Except as Previously Disclosed, neither it nor any of its Subsidiaries has taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would materially impede or delay the consummation of the Transactions or the ability of the Parties to obtain any approval of any Governmental Entity required for consummation of the Transactions or to perform their covenants and agreements under this Agreement.

3.14 Cohoes Officer Severance Plan
----------------------------------

     All current participants and all persons who may become participants in the Cohoes Officer Severance Plan prior to the Effective Time have been Previously Disclosed.

3.15 Proxy Statement Information
--------------------------------

     None of the information relating to it or any of its Subsidiaries which is included in the Proxy Statement, as of the date such Proxy Statement is mailed to its shareholders and up to and including the date of the meeting of its shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.16 Cohoes Restoration Plan
----------------------------

     Upon the termination of the Cohoes ESOP and Cohoes 401(k) Plan as of the Effective Time in accordance with Sections 6.11(e) and 6.11(f), none of Cohoes, any Cohoes Subsidiary or any of their respective successors in interest will have any obligation to make further contributions to or awards of benefits under the Cohoes Restoration Plan. No participant in the Cohoes Restoration Plan will receive any contribution or benefit award under the Cohoes Restoration Plan as a result of the aforesaid termination of the Cohoes ESOP and Cohoes 401(k) Plan.

3.17 Registration Obligations
-----------------------------

     It is not under any obligation, contingent or otherwise, which will survive the Effective Time to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

                                 ARTICLE IV
                 QUALIFIED REPRESENTATIONS AND WARRANTIES
                                 OF COHOES

     As of the date hereof, except as Previously Disclosed and subject to the standard set forth in Section 9.8, Cohoes as to itself and separately as to each of its Subsidiaries, represents and warrants to Hudson and Hudson Bank as follows:

4.1 Organization and Good Standing
----------------------------------

     It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has authority to own, operate and lease its assets and properties and to carry on its business. It is qualified to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its business requires it to be qualified. It has Delivered accurate copies of its organizational documents, bylaws and other governing documents as currently in effect. Its minute books contain complete and accurate records of all meetings and other actions taken by its shareholders, owners, Board, or committees of its Board. Its stock ledgers or other ownership ledgers reflect all transactions in its capital stock or ownership interests, since its inception.

4.2 Compliance with Law
-----------------------

               (a) It is in compliance with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to its operations and business.

               (b) It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted.

               (c) It has not received in the last three years any notification or communication from any Governmental Entity or the staff thereof asserting that it was not in compliance with any statutes, regulations or ordinances, threatening to revoke any license, franchise, permit or authorization; or threatening or contemplating any enforcement action.

               (d) It is not required to give prior notice to any regulatory agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.3 No Violations
-----------------

     Neither the execution of this Agreement nor the consummation of the Transactions will result in any violation, breach, termination, default or loss of a material benefit under, or permit the acceleration of any obligation under, or require the consent of a third party under, or result in the creation of any Encumbrance on any of the property or assets under, any of its agreements or other instruments.

4.4 Litigation and Other Proceedings
------------------------------------

     It is not a defendant in nor is any of its property subject to any pending (or, subject to the Knowledge Qualification, threatened), claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

4.5 Environmental Matters
-------------------------

               (a) It is in compliance with all Environmental Laws. It has not received any communication alleging that it is not in such compliance and, subject to the Knowledge Qualification, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

               (b) Subject to the Knowledge Qualification, none of the properties owned, leased or operated by it has been or is in violation of or liable under any Environmental Law.

               (c) Subject to the Knowledge Qualification, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental
     Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of it or any person or entity whose liability or obligation for any Environmental Claim it has or may have retained or assumed either contractually or by operation of law.

               (d) It has not conducted (i) any phase one environmental investigations during the past three years (other than in connection with loan originations or purchases) or (ii) any phase two environmental investigations during the past five years, in each case, with respect to any properties owned by it, leased by it or securing loans held by it.

4.6 Insurance
-------------

     It is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by its agreements and applicable laws and regulations. It has not, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.

4.7 Labor
---------

     No work stoppage involving it is pending or, subject to the Knowledge Qualification, threatened. It is not involved in or, subject to the Knowledge Qualification, threatened with or affected by, any labor dispute, discrimination or sexual harassment claims, arbitration, lawsuit or administrative proceeding involving any of its current or former employees.
It is not a party to any collective bargaining agreement.

4.8 Indemnification
-------------------

     Subject to the Knowledge Qualification, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of it has occurred which would give rise to a claim or a potential claim by any such person for indemnification from it.

4.9 Loan Portfolio
------------------

     Each loan reflected as an asset on its Annual Financial Statements and each loan originated or acquired thereafter is evidenced by appropriate and sufficient documentation and constitutes a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are free and clear of any Encumbrance, other than the lien of the FHLB. It has no loan or other asset that has been classified by examiners or others as "Other Loans of Concern," "Substandard," "Doubtful" or "Loss." It has Previously Disclosed a complete list of the real estate acquired by it through foreclosure, repossession or deed in lieu thereof which are currently held by it.

4.10 Investment Portfolio
-------------------------

     All investment securities held by it are carried on its financial books and records in accordance with GAAP. Except for pledges to secure public and trust deposits, none of its investment securities are subject to any restriction, whether contractual or statutory, which materially impairs its ability to freely dispose of such investment securities at any time, other than those restrictions imposed on securities held to maturity under GAAP.

4.11 Defaults
-------------

     There has not been any default in any obligation to be performed by it under any agreement and it has not waived any material right under any agreement. Subject to the Knowledge Qualification, no other party to any agreement is in default in any obligation to be performed by such party.

4.12 Real Estate Loans and Investments
--------------------------------------

     Except for properties acquired by it in settlement of loans, there are no facts, circumstances or contingencies known to it which exist and would require a reduction under GAAP in the present carrying value of any of its real estate investments, joint ventures, construction loans, other investments or other loans (either individually or in the aggregate with its other loans and investments).

4.13 Employee Benefit Plans
---------------------------

               (a) It has Previously Disclosed all Employee Plans (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) and has heretofore delivered accurate copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports and actuarial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

               (b) Each Employee Plan has been operated and administered in accordance with its terms and with applicable law, including, to the extent applicable, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and the regulations or rules promulgated thereunder; and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.

               (c) Each Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Pension Plan is exempt from tax under
     Section 501(a) of the Code) from the IRS, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

               (d) There is no pending or, subject to the Knowledge Qualification, threatened legal action, suit or claim relating to any Employee Plan (other than routine claims for benefits) or against any related trust thereto or fiduciary thereof.

               (e) It has not engaged in a transaction, or omitted to take any action, with respect to any Employee Plan that has or would reasonably be expected to subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of
     Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

               (f) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan").

               (g) Neither it nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.

               (h)  No notice of a "reportable event", within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Employee Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, subject to the Knowledge Qualification, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

               (i) There is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other Governmental Entity with respect to any Employee Plan.

               (j) All contributions required to be made under the terms of any Employee Plan or ERISA Affiliate Plan have been timely made.

               (k) Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates.

               (l) Neither it nor any ERISA Affiliate (i) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
     Section 401(a)(29) of the Code, or (ii) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of an Encumbrance under Section 412(n) of the Code or pursuant to ERISA.

               (m) It is not currently a sponsor of or a participating employer in any Pension Plan that is a defined benefit plan.

               (n) It has no obligation to provide retiree health and life insurance or other retiree death benefits under any Employee Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to its employees that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits.

               (o) Except as Previously Disclosed with respect to parachute payments to be made to Messrs. Robinson and Ahl, it has neither made any payments, nor is obligated to make any payments by virtue of the consummation of any of the Transactions or any termination of employment in connection therewith, nor is a party to any agreement or any Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that (i) are not or will not be deductible because of Sections 162(m) or 280G of the Code or (ii) would require Hudson or any of its Subsidiaries to record any charge or expense therefor (or any tax gross-up payments) for financial reporting purposes on a post-acquisition basis.

4.14 Liquidation Account
------------------------

     In the case of Cohoes Bank, the liquidation account established by it in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are accurate.

4.15 Tax Matters
----------------

               (a) It has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns and reports required by applicable law to be filed by it(including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up adequate reserves or accruals for the payment of, all taxes in respect of the periods covered by such returns and reports and, as of the Effective Time, will have paid, or where payment is not required to have been made will have set up adequate reserves or accruals for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. It will not have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.


               (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns and reports filed by it are accurate and complete. It is either not delinquent in the payment of any tax, assessment or governmental charge or has requested an extension of time without penalty within which to file any tax returns or reports in respect of any fiscal year or portion thereof. Its federal, state and local tax returns and reports that are open to audit have not been audited by the applicable tax authorities and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against it which have not been settled and paid. There are currently no agreements in effect as to it to extend the period of limitations for the assessment or collection of any tax. No audit, examination or deficiency or refund litigation with respect to any of its returns or reports is pending or, subject to the Knowledge Qualification, threatened.

               (c) It (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code or by reason of any change in accounting method (nor does it have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

               (d) It has withheld amounts from its employees, shareholders, and holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

4.16 Derivatives Contracts
--------------------------

     It is not a party to and has not agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in Cohoes' Annual Financial Statement which is a derivatives contract (including various combinations thereof) and it does not own any securities that are identified in OTS Thrift Bulletin No. 65 or otherwise referred to as structured notes.

4.17 Properties
---------------

               (a) All real and personal property owned by it or presently used by them it is in good condition (ordinary wear and tear excepted) and are sufficient to carry on its business in the ordinary course consistent with past practices. It has good and marketable title free and clear of all Encumbrances (other than equitable rights of redemption laws relating to property acquired in foreclosure) to all of its properties and assets, real and personal, except

                         (i) liens for current taxes not yet due or payable,

                         (ii) pledges to secure deposits,

                         (iii) such imperfections of title, easements and non-monetary Encumbrances affecting real property, if any, which do not adversely affect the value or use of such real property, and

                         (iv) any monetary Encumbrances, reflected in Cohoes' Annual Financial Statements.

               (b) All real and personal property that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and no such lease or license will terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions. All improved real property owned or leased by it or any of its Subsidiaries is in compliance in all material respects with all applicable laws including zoning laws.

4.18 Material Interests of Certain Persons
------------------------------------------

               (a) None of its officers, directors or employees or any "associate" (as such term is defined in Rule 14a-1 under the Exchange
     Act) or related interest of any such persons has any material interest in any material agreement or property (real or personal, tangible or intangible), used in, or pertaining to, its business.

               (b) Except as set forth in the Cohoes proxy statement for its most recent annual meeting of the shareholders, there are no outstanding Insider Loans. All outstanding Insider Loans were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by its Board in accordance with applicable law and regulations.

4.19 Disclosures
----------------

     None of the representations and warranties pursuant to Articles III and IV hereof or any of the information Previously Disclosed or Delivered by it or on its behalf, contains any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information, in light of the circumstances, not misleading.

                                 ARTICLE V
                       REPRESENTATIONS AND WARRANTIES
                        OF HUDSON AND HUDSON BANK

     As of the date hereof, Hudson and Hudson Bank, jointly and severally, represent and warrant to Cohoes as follows:

5.1 Organization and Good Standing
----------------------------------

     It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has authority to own, operate and lease its assets and properties and to carry on its business. It is qualified to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its business requires it to be qualified. It has Delivered accurate copies of its organizational documents, bylaws and other governing documents as currently in effect.

5.2 Registrations
-----------------

     Hudson is duly registered as a savings and loan holding company under the HOLA and is registered under the Exchange Act.

5.3 This Agreement
------------------

               (a) It has authority to enter into this Agreement, and any other documents and instruments that are to be executed by it in connection with the Transactions and, subject to any necessary approvals from Governmental Entities, to consummate the Transactions.

               (b) Its Board has authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions. It has properly executed and delivered this Agreement. Its obligations under this Agreement are valid and binding upon it, and this Agreement does not violate its Certificate of Incorporation or Charter, Bylaws, or any law, judgment or order of any Governmental Entity applicable to it.

               (c) No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation prohibits, restricts or subjects to any material condition its ability to perform its obligations under this Agreement.

5.4 Financial Statements
------------------------

     The Financial Statements of Hudson have been prepared in accordance with GAAP, fairly present its consolidated financial position, and contain adequate reserves for losses. It has not suffered a Material Adverse Effect. No circumstance exists that could reasonably be expected to result in a Material Adverse Effect to it.

5.5 Fairness Opinion
--------------------

     It has received an opinion from its Financial Advisor to the effect that Merger Consideration is fair, from a financial point of view, to it and its shareholders.

5.6 Regulatory Reports
----------------------

     The Regulatory Reports filed by it and its Subsidiaries during the past three years, as filed or amended, complied with applicable requirements of law and, as of their respective dates or the dates as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.7 Governmental Approvals
--------------------------

     No approval of, or filing with, any Governmental Entity is required by it for the consummation of the Transactions except for:

               (a) any filings or approvals under the Thrift Regulations;

               (b) the filing of the Certificate of Merger;

               (c) the filing of the Plan of Bank Merger; and

               (d) any anti-trust filings or approvals;


     It is not aware of any reasons relating to it why such consents and approvals should not be granted, free of any conditions or requirements which would be unduly burdensome to it or which would materially reduce the value of the Transactions to it.

5.8 No Impediments
------------------

     It has not taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would materially impede or delay the consummation of the Transactions or the ability of the Parties to obtain any approval of any Governmental Entity required for consummation of the Transactions or to perform their covenants and agreements under this Agreement.

5.9 Proxy Statement Information
-------------------------------

     None of the information relating to it or any of its Subsidiaries which is supplied by it in writing for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to the shareholders of Cohoes and up to and including the date of the meeting of the shareholders of Cohoes to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.10 Financial Ability
----------------------

     At the Effective Time, Hudson Bank will have sufficient cash funds to pay the aggregate Merger Consideration and will use such funds for the payment of the Merger Consideration subject to the completion of the Transactions in accordance with the terms of this Agreement. Hudson Bank is, and will be immediately following completion of the Transactions, in material compliance with all capital, debt, and financial and nonfinancial provisions applicable to it, under the Thrift Regulations.

                                 ARTICLE VI
                          COVENANTS AND AGREEMENTS

6.1 Reasonable Best Efforts
---------------------------

     Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Transactions as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end. Consistent with the foregoing, prior to Closing (or earlier if necessary to facilitate the Transactions), Cohoes shall take all necessary action to delete
Section 7 of the Charter of Cohoes Bank.

6.2 Shareholders Meeting
------------------------

     Cohoes shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon the adoption of this Agreement. The Board of Cohoes has agreed as of the date hereof to recommend to its shareholders that they vote in favor of the adoption of this Agreement. The Board of Cohoes will continue to make such favorable recommendation, provided that the Board of Cohoes may fail to continue to make such recommendation, or withdraw, modify or change such recommendation, if it has determined in good faith, after the receipt of advice from its outside counsel, that the making of such recommendation would result in a breach of its fiduciary duties to the shareholders of Cohoes under applicable Delaware law.

6.3 Regulatory Matters
----------------------

               (a) The Parties shall promptly cooperate with each other in the preparation of the Proxy Statement to be filed by Cohoes with the SEC and after the SEC has cleared the Proxy Statement, Cohoes shall promptly mail the Proxy Statement to its shareholders.

               (b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file within 30 days after the date hereof or as soon thereafter as is reasonably practicable, all necessary documentation, to effect all applications (including applications of Merger Sub), notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the Transactions; provided however, nothing herein shall require the Board of Cohoes to solicit proxies from Cohoes' shareholders or make any other communications to such shareholders to vote for adoption of this Agreement, if such Board has determined pursuant to
     Section 6.2 that it can no longer favorably recommend adoption of this Agreement to the Cohoes' shareholders. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made by another Party or written materials submitted by another Party to any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each Party shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each Party will keep the other Parties apprised of the status of matters relating to completion of the Transactions. The
     Parties agree that they will use their reasonable best efforts to cause the Closing Date to occur by April 30, 2001.

               (c) Each Party shall, upon the request of another Party, furnish to such other Party all information concerning itself and its Subsidiaries, their respective present and former directors and officers, the shareholders of Cohoes and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of its Subsidiaries to any Governmental Entity in connection with the Transactions.

               (d) Each Party shall promptly furnish the other Parties with copies of written communications received from, or delivered to, any Governmental Entity in respect of the Transactions.

6.4 Investigation and Confidentiality
-------------------------------------

               (a) Cohoes shall, and shall cause its Subsidiaries to, permit Hudson and Hudson Bank and their representatives reasonable access to their properties and personnel, and shall disclose and make available to them, upon reasonable request, all books, papers and records relating to their assets, stock or other ownership records, properties, operations, obligations and liabilities, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Hudson or Hudson Bank may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the Transactions and shall not unduly interfere with the normal operations of Cohoes and its Subsidiaries. Cohoes shall make its, and shall cause Cohoes Bank to make its, directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Hudson or Hudson Bank and its representatives, provided that such access shall be reasonably related to the Transactions and shall not unduly interfere with Cohoes' and Cohoes Bank's normal operations.

               (b) All information furnished previously in connection with the Transactions or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until completion of the Transactions and, if the Transactions shall not be completed, the Party receiving the information shall either destroy or return to the Party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the Transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (B) was then generally known to the public; or (C) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party which is the subject of any such legal requirement or order shall use its best efforts to give the Party, at least ten business days' prior notice thereof.

6.5 Press Releases
------------------

     Hudson and Cohoes shall agree with each other as to the form and substance of any press release related to this Agreement or the Transactions, and consult with each other as to the form and substance of other public disclosures which may relate to the Transactions provided, however, that nothing contained herein shall prohibit either of them, following notification to the other, from making any disclosure which it believes is required by law or regulation.

6.6 Business of the Parties
---------------------------

               (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Hudson or Hudson Bank, Cohoes shall, and shall cause each of its Subsidiaries to, carry on its business only in the ordinary course consistent with past practice. During such period, Cohoes will, and will cause each of its Subsidiaries to, use all reasonable efforts to (x) preserve its business organization intact, (y) keep available the present services of its employees and (z) preserve the goodwill of its customers and others with whom it has business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Hudson or Hudson Bank (which consent shall not be unreasonably withheld or delayed with respect to subparts (vi), (ix) and (xv)) or as expressly contemplated hereby, between the date hereof and the Effective Time, neither Cohoes nor any of its Subsidiaries shall:

                         (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (A) the declaration and payment of regular quarterly cash dividends by Cohoes in an amount not in excess of $0.08 per outstanding share of Cohoes Common Stock with usual record and payment dates for such dividends consistent with the past dividend practices of Cohoes and
          (B) the declaration and payment of cash dividends by Cohoes
          Bank to Cohoes to facilitate the payment of any cash dividend by Cohoes pursuant to clause (A) above or any other cash payments to be made by Cohoes pursuant to or as contemplated by this Agreement;

                         (ii) issue any shares of its capital stock, other than upon exercise of Cohoes Options referred to in Section
          3.1 hereof; issue, grant, modify or authorize any Rights other than a modification pursuant to the Previously
          Disclosed amendments to the Cohoes Option Plan approved by Cohoes' shareholders at Cohoes' 2000 annual meeting of shareholders; purchase any shares of its capital stock or ownership interests; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                         (iii) except for the deletion of Section 7 of the Charter of Cohoes Bank, amend its Certificate of Incorporation, Charter, Bylaws or similar organizational documents; or waive or release any material right or cancel or compromise any material debt or claim;

                         (iv) increase the rate of compensation of or benefits to any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new benefit or incentive to, any of its directors, officers or employees, except (A) compensation increases and bonus payments as may be required pursuant to Previously Disclosed commitments existing on the date hereof, and in the case of Previously Disclosed bonuses the amounts accrued therefor through December, 2000 may be paid in December, 2000 and unpaid amounts accrued immediately before the Closing may be paid on the Closing Date, (B) the Cohoes Special Bonus to the persons and in the amounts Previously Disclosed if such persons are employees or directors of Cohoes Bank immediately prior to the Effective Time,(C) as may be required by law; or (D) merit increases to rank and file employees consistent with past practices;

                         (v) enter into or, except as may be required by law, modify any Employee Plan other than a modification pursuant to the Previously Disclosed amendments to the Cohoes Option
          Plan and the Cohoes Recognition Plan approved by Cohoes' shareholders at Cohoes' 2000 annual meeting of shareholders;

                         (vi) originate or purchase (A) any brokered loan not pursuant to a commitment Previously Disclosed and existing on the date hereof, (B) any unsecured loan in excess of $50,000,(C) any loan secured by a first trust or mortgage on a one- to four-family residential property in excess of $250,000, (D) any loan secured by a first trust or mortgage on commercial real property in excess of $400,000, or (E) any other loan in excess of $100,000;

                         (vii) except as otherwise permitted hereunder, enter into (A) any agreement for the purchase, sale, transfer, Encumbrance or other disposition of any properties or assets
          (other than real estate acquired in foreclosure (or by deed in lieu thereof) or repossessed assets, in each case, with a carrying value on Cohoes' Financial Reports of less than $300,000 individually),(B) any other transaction, agreement, arrangement or commitment not made in the ordinary course of business, (C) any agreement, indenture or other instrument relating to the borrowing of money or guarantee of any obligations, except for deposits, FHLB advances not to exceed six months to maturity, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice,
          (D) any
          agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment; or (E) any contract, agreement or understanding with a labor union;

                         (viii) change any of its methods of accounting, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its last federal income tax return, except as required by changes in laws or regulations;

                         (ix) enter into or renew any lease of real or personal property or any service contract; or fail to give any required notice to prevent a lease or service contract from being renewed; or make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments Previously Disclosed and existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

                         (x) enter into or agree to enter into any agreement, arrangement or commitment described in Section 3.12(b) -
          (h);

                         (xi) file any applications or make any contract with respect to branching or site location or relocation;

                         (xii) purchase any security or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, other than marketable securities (which do not exceed 1% of the securities outstanding within such class) in the ordinary course of business;

                         (xiii) except with respect to real estate acquired in foreclosure (or by deed in lieu thereof) or repossessed assets, enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                         (xiv) except as necessitated in the reasonable opinion of Cohoes Bank due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending, investment, or deposit gathering policies, except to the extent required by law or an applicable regulatory authority;

                         (xv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                         (xvi) take any action that would cause any of the representations and warranties of Cohoes contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Section 7.1 or 7.3 hereof not to be satisfied;

                         (xvii) voluntarily take any action that would materially impede or delay the completion of the Transactions or the ability of the Parties to perform their covenants and agreements under this Agreement; or

                         (xviii) agree to do any of the foregoing.

               (b) Except with the prior written consent of Cohoes or as expressly contemplated hereby, between the date hereof and the Effective Time, neither Hudson nor Hudson Bank shall:

                         (i) take any action that would cause any of its representations and warranties contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Section 7.1 or 7.2 hereof not to be satisfied;

                         (ii) voluntarily take any action that would materially impede or delay the completion of the Transactions or its ability to perform its covenants and agreements under this Agreement; or

                         (iii) agree to do any of the foregoing.

               (c) Each Party shall promptly notify the other Parties in writing of the occurrence of any matter or event known to and directly involving it, that could have, either individually or in the aggregate, a Material Adverse Effect upon it.

6.7 Certain Actions
-------------------

               (a) Neither Cohoes nor any of its Subsidiaries or any of their respective officers, directors, employees, representatives or agents shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any Alternative Proposal, provided, however, that the Board of Cohoes may furnish such information or participate in such negotiations or discussions if it, after having consulted with and considered the advice of outside counsel and its Financial Advisor, has determined in good faith that the failure to do the same would result in a breach of the fiduciary duties of such Board to Cohoes' shareholders under applicable Delaware law. Cohoes will promptly inform Hudson or Hudson Bank orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its and its Subsidiaries directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 6.7. In no event may Cohoes provide any information to a third party that it has not provided to Hudson or Hudson Bank.

               (b) In the event that the Board of Cohoes determines in good faith, after consultation with its Financial Advisor and upon advice from outside counsel, that it has received a Superior Offer (as defined below), it shall notify Hudson in writing of its intent to terminate this Agreement and concurrently with or after such termination cause Cohoes to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Offer. Such notice shall specify all of the terms and conditions of such Superior Offer and identify the person making such Superior Offer. Hudson shall have five business days to evaluate and respond to the Cohoes notice. If Hudson notifies Cohoes in writing prior to the expiration of the five business day period provided above that it or Hudson Bank shall increase the Merger Consideration to an amount at least equal to that of such Superior Offer (the "Hudson Proposal"), then Cohoes shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Offer.
     Such notice by Hudson shall specify the new Merger Consideration. Cohoes shall have five business days to evaluate the Hudson Proposal.

               (c) In the event the Superior Offer involves consideration to Cohoes' shareholders consisting of securities, in whole or in part, a Hudson Proposal shall be deemed to be at least equal to the Superior Offer, if the Hudson Proposal offers cash Merger Consideration that equals or exceeds the consideration being offered to Cohoes' shareholders in the Superior Offer valuing any securities forming a part of the Superior Offer at its cash equivalent based upon (a) the average trading price of such securities for the 20 trading days immediately preceding the date of the Hudson Proposal or (b) the written valuation of such securities by a nationally recognized investment banking firm selected by Hudson(who shall not be Hudson's Financial Advisor) if such securities are not traded on a nationally recognized exchange or will be newly issued securities that are not of a class then trading on a nationally recognized exchange. Any written valuation shall be attached as an Exhibit to the Hudson Proposal.

               (d) In the event that the Board of Cohoes determines in good faith, upon the advice of its Financial Advisor and outside counsel, that the Hudson Proposal is not at least equal to the Superior Offer, Cohoes can terminate this Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to the Cohoes' shareholders of, the Superior Offer as provided in Section 8.1(g). For purposes of this Agreement, a "Superior Offer" means any bona fide proposal, including a tender offer, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 40% of the voting power of the shares of Cohoes or Cohoes Bank Common Stock then outstanding or all or substantially all the assets of Cohoes or Cohoes Bank and provides consideration to the Cohoes' shareholders which the Board of Cohoes determines in its good faith judgment (based on the advice of its Financial Advisor) to be materially more favorable than the Merger Consideration and for which third-party financing, to the extent required, is then firmly committed.

6.8 Current Information
-----------------------

     During the period from the date hereof to the Effective Time, Cohoes shall, upon the request of Hudson, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Hudson regarding Cohoes' consolidated financial condition, operations and business and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than two business days after filing, Cohoes will deliver to Hudson or Hudson Bank all reports and documents including Securities Documents filed by it or Cohoes Bank with the SEC or under the Thrift Regulations subsequent to the date
hereof.   Within 45 days after the end of each month, Cohoes will deliver to
Hudson or Hudson Bank an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

6.9 Indemnification
-------------------

               (a) After the Effective Time, Hudson shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Cohoes or any of its Subsidiaries(the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Hudson, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Cohoes or any of its Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Transactions, regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state law or the Thrift Regulations, whichever is applicable, in effect as of the date hereof or as amended applicable to a time before the Effective Time and under the Certificate of Incorporation, Charter or Bylaws of Cohoes or any of its Subsidiaries, whichever is applicable, as in effect on the date hereof. Hudson shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable state law or the Thrift Regulations, whichever is applicable, in effect on the date hereof or as amended applicable to a time before the Effective Time upon receipt of any undertaking required by applicable state law or the Thrift Regulations. Any Indemnified Party wishing to claim indemnification under this Section 6.9(a), upon learning of any Claim, shall notify Hudson (but the failure so to notify Hudson shall not relieve it from any liability which it may have under this Section 6.9(a)except to the extent such failure materially prejudices Hudson) and shall deliver to Hudson any undertaking required by applicable state law or the Thrift Regulations, whichever is applicable. Hudson shall ensure, to the extent permitted under applicable state law or the Thrift Regulations, whichever is applicable, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation, Charter or Bylaws of Cohoes or any of its Subsidiaries(as the case may be), as in effect on the date hereof, or allowed under applicable state law or the Thrift Regulations, whichever is applicable, as in effect on the date hereof or as such law or regulation may be amended applicable to a time before the Effective Time, with respect to Indemnified Liabilities shall survive the consummation of the Transactions.

               (b) From and after the Effective Time, the directors, and officers of Cohoes and its Subsidiaries who become directors or officers of Hudson or its Subsidiaries, shall have indemnification rights having prospective application with respect to acts or omissions occurring after the Effective Time. The prospective indemnification rights shall consist of such rights to which directors and officers of Hudson or its Subsidiaries, whichever is applicable, are entitled to under the provisions of the Certificate of Incorporation, Charter or Bylaws of Hudson or its Subsidiaries, whichever is applicable, as in effect from time to time after the Effective Time, and the provisions of applicable state law and the Thrift Regulations, whichever is applicable, as in effect from time to time after the Effective Time.

               (c) For a period of six years from and after the Effective Time, Hudson shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Cohoes and its Subsidiaries (provided that Hudson may substitute therefor policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through Hudson's insurer it may be on terms and conditions (other than coverage and amounts) consistent with Hudson's current coverage), or in lieu thereof single limit tail coverage for such period (which shall be purchased by Cohoes immediately prior to Closing upon the request of Hudson), with respect to claims arising from facts or events which occurred before the Effective Time. Following the Effective Time, the directors and officers of Hudson and its Subsidiaries shall be covered by the directors' and officers' liability insurance maintained by Hudson and/or its Subsidiaries, whichever is applicable.

               (d) The obligations of Hudson provided under paragraphs (a), (b) and (c) of this Section 6.9 are intended to be enforceable against Hudson directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of Hudson.

6.10 Environmental Reports
--------------------------

     If requested by Hudson or Hudson Bank within 20 days of the date hereof (or within 10 days after Hudson or Hudson Bank is informed of the permitted acquisition or lease of any real property by Cohoes or any of its Subsidiaries after the date hereof), Cohoes shall provide to Hudson or Hudson Bank, as soon as reasonably practicable, but not later than 30 days from the receipt by Cohoes of the request of Hudson or Hudson Bank therefor, a report of a phase one environmental investigation on real property owned or leased by Cohoes or any of its Subsidiaries (but excluding space in office or retail and similar establishments leased by Cohoes or any of its Subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one environmental investigation in Hudson's or Hudson Bank's reasonable opinion, Cohoes shall provide to Hudson or Hudson Bank, within 45 days of the receipt by Cohoes of the request of Hudson or Hudson Bank therefor, a report of a phase two environmental investigation on properties requiring such additional study. Hudson or Hudson Bank shall have ten days from its receipt of the phase one environmental investigation to request a phase two environmental investigation. The costs of the phase one and phase two environmental investigations, if any, shall be borne by Hudson or Hudson Bank.

6.11 Employees and Employee Benefit Plans
-----------------------------------------

               (a) Full time employees of Cohoes and its Subsidiaries who remain employed after the Effective Time will be eligible to participate in benefit plans of Hudson and its Subsidiaries that are generally available to their full-time employees on a uniform and non-discriminatory basis in accordance with and subject to the terms and provisions of such benefit plans, with credit for years of service with Cohoes and its Subsidiaries for the purpose of determining eligibility for participation, vesting and entitlement to vacation time and sick pay (but not for the purpose of accrual or restoration of benefits under any existing or future benefit plan of Hudson or any of its Subsidiaries where benefits are calculated on an actuarial basis, including any qualified or non-qualified defined benefit plan or restoration plan). Contributions to (and accrual of benefits, to the extent applicable, if any, under) benefit plans of Hudson and its Subsidiaries on behalf of continuing full-time employees of Cohoes and its Subsidiaries shall only relate to qualifying compensation earned by such employees after the Effective Time subject to the terms and provisions of such benefit plans. Notwithstanding anything contained above, continuing full time employees of Cohoes and its Subsidiaries shall not be eligible to participate in the Hudson Bank benefit restoration plan or any qualified plan of Hudson or any of its Subsidiaries, including the Hudson Bank retirement plan, Hudson Bank savings plan and Hudson employee stock ownership plan until the plan year commencing in 2002, except that, to the extent permitted by the Code and any other applicable law, continuing full time employees of Cohoes and its Subsidiaries who are not participants in the Cohoes ESOP immediately prior to the Effective Time and otherwise meet the eligibility requirements of the Hudson employee stock ownership plan (after taking into account their past service credit with Cohoes and its Subsidiaries) shall be permitted to participate in the Hudson employee stock ownership plan as of the first entry date in such plan on or following the date of the Effective Time. Hudson shall amend its employee stock ownership plan to accomplish the foregoing, to the extent such amendments are consistent with the Code and any other applicable law. Hudson shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the corresponding Cohoes group health plan) and eligibility waiting periods under its group health plans to be waived with respect to such participants and their eligible dependents.

               (b) Hudson or Hudson Bank agrees to honor the Cohoes Officer Severance Plan, the Cohoes General Severance Plan, the Cohoes Option Plan, the Cohoes Recognition Plan, and the terms of all Previously Disclosed employment and change in control severance agreements to which Cohoes or Cohoes Bank is a party; provided however, in the case of the employment agreements of Harry L. Robinson and Richard A. Ahl, such individuals shall accept a reduction in their monetary benefits upon termination of their employment by virtue of (i) their monetary benefits being calculated from and after July 2, 2001 (as if such date were the employment termination date) and (ii)Harry L. Robinson and Richard A. Ahl shall take an additional reduction in monetary benefits in the amounts of $300,000 and $150,000, respectively. It is acknowledged by the Parties that the employment of Messrs Robinson and Ahl will be terminated on the day next following the date on which the Effective Time occurs, and that any subsequent employment of such individuals by Hudson or Hudson Bank shall be at will. Cohoes covenants that the amounts Previously Disclosed are the sole amounts of monetary benefits to be received by Messrs. Robinson and Ahl pursuant to their employment agreements upon a termination of their employment at or following the Effective Time, other than any adjustments to be made with respect to the tax gross up payments under Section 12 of their respective employment agreements; and that Messrs. Robinson and Ahl have agreed in writing to accept the Previously Disclosed monetary benefits in full satisfaction of all monetary obligations under their respective employment agreements (other than any adjustments to be made with respect to the tax gross up payments under Section 12 of their respective employment agreements) and to take a tax filing position on their federal income tax returns with respect to parachute payments consistent with the tax filing position taken by Hudson on its federal income tax return with respect thereto. Hudson or Hudson Bank, whichever is applicable, hereby expressly assumes at the Effective Time the Cohoes Officer Severance Plan, the Cohoes General Severance Plan, the Cohoes Option Plan, the Cohoes Recognition Plan, and every such employment (subject to the foregoing provisions) and change in control severance agreement which by its terms requires express assumption by a successor. Such express assumption shall occur by virtue of Hudson's and Hudson Bank's execution of this Agreement without any further action required by them upon the completion of the Transactions.

               (c) In the sole discretion of Hudson or Hudson Bank payments made by it in full and complete satisfaction of obligations under
     Section 6.11(b) shall be subject to the recipient's delivery to it of
     (i) a written acknowledgment signed by such recipient that the payment or payments and benefits to be made to him or her is in full and complete satisfaction of all liabilities and obligations thereunder of Cohoes, Cohoes Bank, Hudson and Hudson Bank and their respective affiliates, directors, officers, employees and agents and (ii) a written release signed by such recipient releasing such parties from further liability in connection with such obligations and from all other matters relating to the recipient's employment.

               (d) Cohoes and its Subsidiaries shall take all necessary action to cause the Cohoes ESOP to be terminated as of the Effective Time. The Merger Consideration received by the Cohoes ESOP trustee in connection with the Merger with respect to the unallocated shares of Cohoes Common Stock shall be first applied by the Cohoes ESOP trustee to the full repayment of the Cohoes ESOP loan. The balance of the Merger Consideration (if any) received by the Cohoes ESOP trustee with respect to the unallocated shares of Cohoes Common Stock shall be allocated to the accounts of all participants in the Cohoes ESOP who have accounts remaining under the Cohoes ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as they exist as of the Effective Time as earnings, to the maximum extent permitted under the Code and applicable law. As soon as practicable after the date hereof, Cohoes shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Cohoes ESOP as of the Effective Time. As soon as practicable after receipt of a favorable determination letter for termination from the IRS, the account balances in the Cohoes ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the Cohoes ESOP loan and contributions to the Cohoes ESOP and payments on the Cohoes ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

               (e) Cohoes and its Subsidiaries shall take all necessary action to cause the Cohoes 401(k) Plan to be terminated as of the Effective
     Time. As soon as practicable after the date hereof, Cohoes shall file or cause to be filed all necessary documents with the Internal Revenue Service for a determination letter for termination of the Cohoes 401(k) Plan as of the Effective Time. As soon as practicable after receipt of the favorable determination letter for termination from the IRS, the account balances in the Cohoes 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. From the date hereof through the Closing Date, Cohoes and its Subsidiaries shall be permitted to make accrued employer profit sharing contributions and 401(k) matching contributions to the Cohoes 401(k) Plan on a periodic or monthly basis.

               (f) At the Effective Time, Hudson shall cause Harry L. Robinson to be added to its Board with the official title of Vice Chairman. If the initial term of Harry L. Robinson's directorship at Hudson is for a period of less than three years, then the Hudson Board agrees, subject to their fiduciary duties, to nominate him as part of the management slate of directors for one additional three year term and if he is so elected, he shall continue to serve as Vice Chairman of the Board. The provisions hereof shall not be binding upon any successor of Hudson.

               (g) At the Bank Merger Effective Time, Hudson, as the sole shareholder of Hudson Bank, shall cause Harry L. Robinson, Duncan S. MacAffer and two other current directors of Cohoes Bank selected by the President of Hudson Bank after consultation with Messrs. Robinson and MacAffer, to be elected as directors of Hudson Bank, with Mr. Robinson having the official title of Vice Chairman. Subject to its fiduciary duties, Hudson shall cause such individuals to be re-elected as directors of Hudson Bank so that their service as directors does not cease prior to the expiration of three years from the Effective Time. The provisions of this paragraph shall only apply during the period that Hudson possesses voting control of Hudson Bank and such provisions shall not be binding upon any successor of Hudson or Hudson Bank.

6.12 Litigation Matters
-----------------------

     Cohoes will consult with Hudson or Hudson Bank about any proposed settlement, or any disposition of, any litigation to which Cohoes or any of its Subsidiaries is a party.

6.13 Conforming Entries
-----------------------

               (a) Cohoes recognizes that Hudson and its Subsidiaries may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable law, from and after the date hereof to the Closing, Cohoes and Hudson shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Cohoes and its Subsidiaries to those policies of Hudson and its Subsidiaries, as specified in each case in writing from Hudson to Cohoes, based upon such consultation and subject to the conditions in Section 6.13(c) below.

               (b) Subject to applicable law, Cohoes and Hudson shall consult and cooperate with each other with respect to determining, as specified in a written notice from Hudson to Cohoes, based upon such consultation and subject to the conditions in Section 6.13(c) below, the amount and the timing for recognizing for financial accounting purposes of Cohoes' expenses of the Transactions and the restructuring charges relating to or to be incurred in connection with the Transactions.

               (c) Subject to applicable law, Cohoes and its Subsidiaries shall
     (i) establish and take such reserves and accruals at such time as Hudson shall reasonably request to conform the loan, accrual and reserve policies of Cohoes and its Subsidiaries to the policies of Hudson and its Subsidiaries, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Transactions and restructuring charges related to or to be incurred in connection with the Transactions, in each case at such times as are reasonably requested by Hudson, but in no event prior to five days before the Closing Date; provided, however, that on the date such reserves, accruals and charges are to be taken, Hudson shall certify to Cohoes that all conditions to Hudson's obligation to consummate the Transactions set forth in Sections 7.1 and 7.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing by Cohoes, the delivery of which shall continue to be conditions to Hudson's obligation to consummate the Transactions) have been satisfied or waived; and provided, further, that Cohoes and its Subsidiaries shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

               (d) No reserves, accruals or charges taken in accordance with this Section may be a basis to assert a violation or a breach of a representation, warranty or covenant of Cohoes herein.

6.14 Systems Integration
------------------------

     During the period from the date hereof to the Effective Time, Cohoes shall cause its and Cohoes Bank's directors, officers and employees to, and shall make all reasonable efforts to cause Cohoes Bank's data processing service providers to, cooperate and assist Hudson Bank in connection with an electronic and systematic conversion of all applicable data regarding Cohoes Bank to Hudson Bank's system of electronic data processing. In furtherance of the foregoing, Cohoes shall cause Cohoes Bank to make reasonable arrangements during normal business hours to permit representatives of Hudson Bank to train Cohoes Bank employees in Hudson Bank's system of electronic data processing.

6.15 Disclosure Supplements
---------------------------

     From time to time prior to the Closing, each Party shall promptly supplement or amend any materials Previously Disclosed or Delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed or Delivered or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the disclosing Party for the purpose of determining whether the conditions set forth in Article VII hereof have been satisfied.

6.16 Failure to Fulfill Conditions
----------------------------------

     If a Party determines that a condition to its obligations to consummate the Transactions may not be fulfilled, it will promptly notify the other Parties. Each Party will promptly inform the other Parties of any facts applicable to it that would be likely to prevent or materially delay approval of any of the Transactions by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of any of the Transactions.

6.17 Proxy Solicitor
--------------------

     Cohoes may, and if requested by Hudson or Hudson Bank shall, retain a proxy solicitor in connection with its meeting of shareholders held to vote on the adoption of this Agreement.

6.18 Previous Transaction Stock Option Agreements
-------------------------------------------------

     Hudson and Cohoes do hereby agree to terminate the Cohoes Stock Option Agreement. Accordingly, upon the execution of this Agreement, the Cohoes Stock Option Agreement shall terminate and have no further force and effect. The Hudson Stock Option Agreement shall continue in full force and effect in accordance with its terms.

6.19 Organization of Merger Sub
-------------------------------

     Hudson Bank shall cause Merger Sub to be organized under the DGCL. The Board of Merger Sub shall approve this Agreement and the Merger, whereupon Merger Sub shall become a party to, and be bound by, this Agreement, and Hudson Bank shall adopt and ratify this Agreement in its capacity as the sole shareholder of Merger Sub.

6.20 Liquidated Damages
-----------------------

     Due to expenses, direct and indirect, incurred by Hudson and Hudson Bank in negotiating and executing this Agreement and in taking steps to effect the Transactions, the loss by them of other opportunities, and as material inducement for Hudson agreeing to terminate the Cohoes Stock Option
Agreement as provided in Section 6.18, Cohoes shall pay to Hudson and Hudson Bank, collectively, agreed upon cash liquidated damages of $4.7 million, within 5 days after written demand for payment is made by Hudson and Hudson Bank, following the occurrence of any of the events set forth below:

               (a)  Cohoes terminates this Agreement pursuant to Section
     8.1(g);

               (b) the termination of this Agreement by Cohoes for any reason (other than a termination by Cohoes pursuant to Section 8.1(b) or (c)) prior to the date of the meeting of the shareholders of Cohoes to vote on this Agreement; or

               (g) the entering into a definitive agreement by Cohoes or Cohoes Bank relating to an Alternative Proposal or the consummation of an Alternative Proposal involving Cohoes or Cohoes Bank within 18 months after the occurrence of any of the following: (i) the termination of this Agreement by Hudson pursuant to Section 8.1(b) or 8.1(f); (ii) the failure of the shareholders of Cohoes to adopt this Agreement at the Cohoes' shareholders meeting held to vote on this Agreement; or (iii) August 31, 2001 if prior thereto the Cohoes' shareholders meeting has not been held to vote on the adoption of this Agreement.

     If demand for payment of cash liquidated damages is made pursuant to this Section 6.20 and payment is timely made, then neither Hudson nor Hudson Bank will have any other rights or claims against Cohoes, its Subsidiaries, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of cash liquidated damages under this Section 6.20 will constitute the sole and exclusive remedy of Hudson and Hudson Bank against Cohoes, its Subsidiaries and their respective officers, directors, attorneys and financial advisors.

                                ARTICLE VII
                            CONDITIONS PRECEDENT

7.1 Conditions Precedent - the Parties
--------------------------------------

     The respective obligations of both Parties to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing unless waived by the Parties to the extent permitted by Section 8.4.

               (a) The shareholders of Cohoes shall have adopted this Agreement in accordance with all legal requirements.

               (b) All approvals and consents from any Governmental Entity, the approval or consent of which is required for the completion of the Transactions, shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Parties shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Transactions; provided, however, that the approvals and consents referred to in this
     Section 7.1(b) shall not be
     deemed to have been received if, individually or in the aggregate, they shall include any conditions or requirements that, in the reasonable opinion of the Hudson Board, are unduly burdensome or would materially reduce the value of the Transactions to Hudson.

               (c) None of Hudson, Hudson Bank, Cohoes or Cohoes Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal completion of any of the Transactions.

               (d) No proceeding initiated by any Government Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

7.2 Conditions Precedent - Cohoes
---------------------------------

     The obligations of Cohoes to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Cohoes to the extent permitted by Section 8.4.

               (a) The representations and warranties of Hudson and Hudson Bank made herein shall be true and correct as of the date hereof and in all material respects as of the Closing as though made anew at the Closing
     (as if the Closing Date was the date hereof for such purpose).

               (b) Hudson and Hudson Bank shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

               (c) Hudson and Hudson Bank shall have delivered to Cohoes a certificate, dated the Closing Date and signed by their respective Chief Executive Officers, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

               (d) Hudson and Hudson Bank shall have furnished Cohoes with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in
     Section 7.1 as such conditions relate to Hudson and Hudson Bank as Cohoes may reasonably request.

7.3 Conditions Precedent - Hudson
---------------------------------

     The obligations of Hudson, Hudson Bank and Merger Sub to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Hudson to the extent permitted by
Section 8.4.

               (a) Between the date hereof and the Closing, Cohoes shall not have been affected by any event or change which has had or caused, or is reasonably likely to have or cause, a Material Adverse Effect.

               (b) The representations and warranties of Cohoes set forth herein shall be true and correct as of the date hereof and (other than the representations and warranties in Section 3.1 with respect to the effects of any exercise of Rights or vesting of Restricted Shares) in all material respects as of the Closing as though made anew at the Closing (as if the Closing Date was the date hereof for such purpose), except that in each case the representations and warranties under
     Article IV shall be subject to the standard set forth in Section 9.8.

               (c) Cohoes shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

               (d) Cohoes shall have delivered to Hudson Bank a certificate, dated the Closing Date and signed by its Chief Executive Officer, to the effect that the conditions set forth in Sections 7.3(a) through 7.3(c) have been satisfied.

               (e) Cohoes shall have furnished Hudson Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 as such conditions relate to Cohoes and its Subsidiaries as Hudson Bank may reasonably request.

               (f) Each director and executive officer of Cohoes and Cohoes Bank shall have executed and delivered cancellation agreements to Hudson as provided in Section 2.7(f).

                                ARTICLE VIII
                       TERMINATION, WAIVER, AMENDMENT
                         AND SPECIFIC PERFORMANCE

8.1 Termination
---------------

     This Agreement may be terminated by a written instrument prior to the Effective Time:

               (a) by the mutual consent of the Boards of Hudson and Cohoes;

               (b) by the Board of the non-breaching Party if the other Party has breached in any material respect any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in Section 9.8) herein, and such breach has not been cured within 30 days after written notice (and for purposes hereof Hudson and Hudson Bank shall be deemed to be one Party);

               (c) by the Board of either Hudson or Cohoes, (i) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order prohibiting the completion of the Transactions or
     (ii) if application for any necessary prior approval of a Governmental Entity is denied or withdrawn at the request or recommendation of the Governmental Entity, provided that such denial or request or recommendation for withdrawal is not due to the terminating Party's breach of any provision of this Agreement;

               (d) By the Board of either Hudson or Cohoes if the shareholders of Cohoes fail to adopt this Agreement at the Cohoes' shareholders meeting held to vote on this Agreement;

               (e) by the Board of either Hudson or Cohoes if the Effective Time has not occurred by the close of business on August 31, 2001, provided that the terminating Party is not then in breach of any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in Section 9.8) herein;

               (f) by the Board of Hudson if the Cohoes Board either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of Cohoes vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Hudson or Hudson Bank its recommendation that the shareholders of Cohoes vote in favor of the adoption of this Agreement; or

               (g) by the Board of Cohoes if Cohoes has received a Superior Offer which is not timely matched by Hudson and Hudson Bank pursuant to
     Section 6.7, and the Board of Cohoes has made a determination to accept such Superior Offer subject to approval thereof by the Cohoes' shareholders, and simultaneously with the termination of this Agreement pursuant to this paragraph Cohoes enters into an acquisition agreement with respect to the Superior Offer if the Superior Offer is for a merger or the Board of Cohoes adopts a binding resolution to recommend to the shareholders of Cohoes that they accept the Superior Offer if the Superior Offer is for a tender offer.

8.2 Effect of Termination
--------------------------

     In the event that this Agreement is terminated it shall become void and have no effect, except for:
               (a) the provisions relating to confidentiality set forth in
     Section 6.4,

               (b) the provision relating to press releases set forth in Section 6.5,

               (c) The provision relating to cash liquidated damages set forth in Section 6.20; and

               (d) except as provided in Section 6.20, a termination pursuant to
     Section 8.1(b) shall not relieve the breaching Party from any liability or damages if such termination arises out of its willful breach of any provision of this Agreement; in such event the non-breaching Party shall be entitled to such monetary remedies and relief against the breaching Party as are available at law (and for purposes hereof Hudson and Hudson Bank shall be deemed to be one Party).

8.3 Survival of Representations, Warranties and Covenants
---------------------------------------------------------

     All representations, warranties, agreements and covenants in this Agreement or in any other document or instrument delivered pursuant hereto or in connection herewith shall expire on, and be terminated and extinguished at, the Effective Time other than agreements or covenants contained herein or therein that by their terms are to be performed after the Effective Time. No such representations, warranties, agreements or covenants shall be deemed to be terminated or extinguished so as to deprive Hudson or Hudson Bank or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any person, including any shareholder or former shareholder.

8.4 Waiver
----------

     Each Party hereto by written instrument approved by its Board and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of Cohoes) extend the time for the performance of any of the obligations or other acts of the other Party hereto and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other Party of any of its obligations set forth herein.

8.5 Amendment or Supplement
---------------------------

     This Agreement may be amended at any time by mutual written agreement of the Parties approved by their Boards and signed by an executive officer of each Party, provided that any such amendment after the adoption of this Agreement by shareholders of Cohoes shall not either modify the form or decrease the amount of the Merger Consideration or otherwise materially adversely affect such shareholders without the approval of the shareholders to the extent required by applicable law.

8.6 Specific Performance
------------------------

     The Parties acknowledge and agree that the Transactions contemplated herein are unique and that any remedy at law for breach is inadequate to compensate the aggrieved Party or Parties. Accordingly, each Party shall have the right to seek specific performance of this Agreement and the other Parties' duties, obligations, covenants and agreements herein in order to cause the Transactions to be consummated. To this end, each Party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance or any other equitable relief. Notwithstanding the foregoing, neither Hudson nor Hudson Bank shall be entitled to seek specific performance under any circumstances where it is entitled to receive liquidated damages pursuant to
Section 6.20 upon termination of this Agreement.

                                 ARTICLE IX
                               MISCELLANEOUS

9.1 Expenses
------------

     Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its Financial Advisor, counsel and accountants.

9.2 Entire Agreement
--------------------

     This Agreement together with any other documents or instruments executed by the Parties relating to the subject matter hereto concurrently with or on the same day as the execution of this Agreement contains the entire agreement among the Parties with respect to the Transactions and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein which are to be executed after the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in
Article II and in Sections 6.9 and 6.11 hereof.

9.3 No Assignment
-----------------

     None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person.

9.4 Notices
-----------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

     If to Cohoes:

               Cohoes Bancorp, Inc.
               75 Remsen Street
               Cohoes, New York 12047

               Attention: Harry L.  Robinson
                          President and Chief Executive Officer

     With a required copy to:

               Elias, Matz, Tiernan & Herrick, L.L.P.
               734 15th Street, N.W.
               Washington, DC 20005
                    Attn: Raymond A. Tiernan, Esq.
                          Gerald F. Heupel, Jr., Esq.

     If to Hudson, Hudson Bank or Merger Sub:

               Hudson River Bancorp, Inc.
               One Hudson City Center
               Hudson, New York 12534

               Attention: Carl A. Florio
                          President and Chief Executive Officer

     With a required copy to:

               Silver, Freedman & Taff, L.L.P.
               1100 New York Avenue, N.W., 7th Floor East
               Washington, D.C. 20005
               Attn: Robert L. Freedman, P.C.

9.5 Counterparts
----------------

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.6 Governing Law
-----------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction. The Parties hereby designate Wilmington, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.

9.7 Severability
----------------

     Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

9.8 Standard of Breach
----------------------

     None of the representations or warranties contained in Article IV shall be deemed untrue or incorrect, and Cohoes shall not be deemed to have breached its representations or warranties therein as a consequence of the existence of any fact, circumstance or event, which would not, either individually or taken together with all other facts, circumstances or events, have a Material Adverse Effect on it.

9.9 Alternative Structure
-------------------------

     Notwithstanding any provision of this Agreement to the contrary, Hudson may at any time modify the structure of the acquisition of Cohoes set forth herein, subject to the prior written consent of Cohoes which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Cohoes Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Entities.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                   COHOES BANCORP, INC.

Attest:

/s/ Richard A. Ahl                 By: /s/ Harry L. Robinson
----------------------                -------------------------
Name: Richard A. Ahl               Name: Harry L. Robinson
Title: Secretary                   Title: President


                                   HUDSON RIVER BANCORP, INC.

Attest:


/s/ Holly Rappleyea                By: /s/ Carl A. Florio
----------------------                ---------------------------
Name: Holly Rappleyea              Name: Carl A. Florio
Title: Secretary                   Title: President



                                   HUDSON RIVER BANK & TRUST COMPANY

Attest:


/s/ Holly Rappleyea                By: /s/ Carl A. Florio
----------------------                ----------------------------
Name: Holly Rappleyea              Name: Carl A. Florio
Title: Secretary                   Title: President

HUDSON RIVER ACQUISITION CORP., Merger Sub, has joined as a Party to this Agreement on this __ day of ___________, 2001.

                                   HUDSON RIVER ACQUISITION CORP.

Attest:


                                   By:
----------------------                ------------------------------
Name: Holly Rappleyea              Name: Carl A. Florio
Title: Secretary                   Title: President

                                                                     Exhibit A


                Cohoes Savings Bank General Severance Plan


     1. Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

               a.   "Bank" means Cohoes Savings Bank or any successor thereto.

               b. "Change in Control," for purposes of determining whether there has been a change in control of the Bank or the Holding Company, means the definition of change in control set forth in 12 C.F.R. Section 574 et. seq. as interpreted by the Board of Directors of the Bank, as it is constituted prior to the Change in Control.

               c. "Eligible Employee" means any Employee who, on the date of the Change in Control or within one year thereafter, is either (i) involuntarily terminated by the Bank other than for Just Cause, or (ii) voluntarily terminated solely by reason of the Bank demanding that such Employee permanently relocate to an office that is more than 15 miles away from the Employee's then current employment location and the Employee refuses to relocate.

               d. "Employee" means any non-officer who has been employed by the Bank for at least one year, on a full-time basis, immediately prior to the Change in Control, excluding any employee who is covered by an employment contract or change in control severance agreement with, or any other severance plan of, the Holding Company or the Bank.

          e. "Holding Company" means Cohoes Bancorp, Inc. or any successor thereto.

               f. "Just Cause," with respect to termination of employment, means an act or acts of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, acts or omissions shall be measured against standards generally prevailing in the savings institution industry, as determined by the Board of Directors of the Bank in its sole discretion.

     2. Severance Benefit to Eligible Employees. Subject to the provisions of Paragraphs 3 and 4 below, each Eligible Employee shall be entitled to receive a severance benefit in cash, by check, within five business days after his or her termination of employment in an amount equal to the Eligible Employee's regular salary for a two-week period (as in effect immediately prior to the Change in Control) multiplied by the total number of whole years of his or her full time employment with the Bank as of his or her date of employment termination, but not to exceed aggregate severance of more than 26 weeks regular salary (i.e., 13 whole years of full-time employment).

     3. Reduction of Severance Benefits to Non-Branch Eligible Employees. If the aggregate amount of the severance benefits to be paid to non-branch Eligible Employees (assuming that all non-branch Employees become Eligible Employees on the date of the Change in Control) would exceed $260,000, then the Board of Directors of the Bank shall, prior to the Change in Control, amend the methodology set forth in Paragraph 2 above for determining severance benefits so that the potential aggregate amount thereof to non-branch Eligible Employees utilizing the assumption above does not exceed $260,000. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph 3 relating to merit increases awarded after November 24, 2000 in the ordinary course of business consistent with past practices which result in the aggregate severance benefits payable hereunder exceeding $260,000.

     4. Written Acknowledgement and Release. As a condition to receiving payment pursuant to Paragraph 2 above, as the same may be adjusted pursuant to Paragraph 3 above, the Eligible Employee shall deliver to the Bank a written Acknowledgement and Release signed by the Eligible Employee stating (a) that the severance payment to be made to the Eligible Employee pursuant to Paragraph 2 above is in full and complete satisfaction of all liabilities and obligations of the Holding Company, the Bank and their respective affiliates, directors, officers, employees and agents and (ii) that the parties named in subpart (a) immediately above shall not have any other liabilities or obligation to the Eligible Employee relating to the Eligible Employee's employment by the Bank, the Holding Company or any of their respective affiliates.

     5. Governing Law. This plan shall be governed by the laws of the State of New York.

     6. Termination or Amendment. This plan may be amended or terminated at any time, in the full discretion of the Board of Directors of the Bank, prior to the Change in Control. This plan may not be terminated or amended at the time of or after the occurrence of the Change in Control.



















                                     2

                                                                     Exhibit B


                         Form of Voting Agreement

                            November 24, 2000

Hudson River Bancorp, Inc.
Hudson River Bank & Trust Company
One Hudson City Center
Hudson, New York 12534

Dear Ladies and Gentlemen:

     The undersigned understands that you (collectively, "Buyer") and Cohoes Bancorp, Inc. ("Cohoes") are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of a wholly-owned subsidiary of Buyer into Cohoes (the "Merger"), in which the outstanding shares of common stock of Cohoes will be exchanged for cash.

     The undersigned is a stockholder of Cohoes and is entering into this agreement to induce Buyer to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

     The undersigned confirms its agreement with Buyer as follows:

     1. The undersigned represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Cohoes of which the undersigned is the record or beneficial owner, or over which he has voting control other than shares of Cohoes capital stock he or she holds in a fiduciary capacity (the "Shares"), and that the undersigned is on the date hereof the lawful owner of the Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as Previously Disclosed (as such term is defined in the Merger Agreement) or as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the capital stock of Cohoes (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

     2. Except as required by law, the undersigned agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than subsequent to the stockholder meeting of Cohoes held in connection with the vote on the Merger Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Buyer.

     3. The undersigned agrees that all of the Shares, together with any additional shares of capital stock of Cohoes of which the undersigned is the record or beneficial owner, or over which he or she has voting control other than shares of Cohoes capital stock he or she holds in a fiduciary capacity, at the record date for any meeting of stockholders of Cohoes called to consider and vote to adopt the Merger Agreement, will be voted by the undersigned in favor thereof.

     4. The undersigned represents and warrants to Buyer that (i) the undersigned has all necessary power and authority to enter into this agreement and (ii) this agreement is the legal, valid and

November 24, 2000
Page 2



binding agreement of the undersigned, and is enforceable against the undersigned in accordance with its terms.

     5. This agreement shall automatically terminate (i) upon termination of the Merger Agreement in accordance with its terms; (ii) at the Effective Time (as defined in the Merger Agreement) or (iii) by mutual consent of the parties hereto.

     6. This agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the undersigned and Buyer.

     7. This agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

     8. The parties agree that if any provision of this agreement shall under any circumstances be deemed invalid or inoperative, this agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     9    This agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     10. The validity, construction, enforcement and effect of this agreement shall be governed by the laws of the State of Delaware.

     11. This agreement shall inure to the benefit of Buyer, and shall be binding upon the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This agreement shall survive the death or incapacity of the undersigned.

     12. Nothing in this agreement shall be construed to give Buyer any rights to exercise or direct the exercise of voting power as owner of the Shares, either beneficially or otherwise, for any purpose.

     13.  The undersigned agrees that in the event of his or her breach
Buyer shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Buyer for a violation of this agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

November 24, 2000
Page 3



     Please confirm that the foregoing correctly states the understanding between the undersigned and Buyer by signing and returning to Buyer a counterpart hereof.

                                    Very truly yours,




                                    ___________________________
                                    NAME

Accepted as of this __ day
of November, 2000

Hudson River Bancorp, Inc.
     and
Hudson River Bank & Trust Company



By:  ______________________________
     Carl A. Florio
     President



                                 Schedule I
                                 ----------




Number of shares of Cohoes common
stock beneficially owned . . . . . . . . . . . . . . . . . . . .


Number of vested options to acquire
shares of Cohoes common stock  . . . . . . . . . . . . . . . . .